Exhibit 99.1

F I N A L	CONTACT: PAUL VITEK, CFO
(972) 401-0090

Release #07-11
CARBO CERAMICS INC. ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE 2007 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Third quarter revenues of $84.8 million, up 10 percent versus prior year

•	Net income of $14.1 million, or $0.57 per diluted share, for the quarter

•	Quarterly proppant sales volume of 226 million pounds, up 3 percent versus prior year

•	Record revenues and operating profit from fracture and reservoir diagnostic services
Irving, Texas (October 25, 2007) — CARBO Ceramics Inc. (NYSE: CRR) today reported third quarter net income of $14.1 million, or $0.57 per diluted share, on revenues of $84.8 million for the quarter ended September 30, 2007. For the nine months ended September 30, 2007, the company reported net income of $40.2 million, or $1.64 per diluted share, on revenues of $246.7 million.
President and CEO Gary Kolstad commented on the quarter’s results stating, “We are pleased with our performance in the quarter, particularly in light of the continued pressure in the North American market caused by the depressed level of drilling and fracturing activity in Canada. While proppant sales volume declined in North America, we nearly doubled our overseas sales volume compared to last year’s third quarter due to improving sales in Russia, China, the Middle East and South America. In addition, Pinnacle Technologies generated record revenue and operating profit driven by the growing demand for fracture mapping and reservoir monitoring services in North America.”
Third quarter results
Revenues for the third quarter increased 10 percent compared to last year’s third quarter due to a 3 percent increase in the volume of proppant sold, a 1 percent increase in the average selling price of the company’s proppant, and a 58 percent increase in revenue from Pinnacle Technologies (“Pinnacle”). The increase in revenue in the company’s proppant business segment was due to increased sales in overseas markets which were partially offset by decreased sales volume in North America. Consolidated revenues for the third quarter of 2007 included $12.9 million from Pinnacle compared to $8.1 million for the third quarter of 2006. Pinnacle’s growth was driven by increased demand for fracture mapping and reservoir monitoring services, software products, and consulting services.
Worldwide proppant sales totaled 226 million pounds for the quarter. Sales volume in North America decreased 9 percent compared to the third quarter of 2006 due primarily to depressed levels of drilling activity in Canada, where the rig count decreased 30 percent from the previous year. U.S. sales decreased 3 percent from the prior year’s third quarter. While the number of rigs drilling for natural gas in the U.S. increased 5 percent from the third quarter 2006, the increased activity occurred in shale formations in which ceramic proppants currently do not have a significant market share. In Mexico, the increase in the number of rigs drilling for natural gas, combined with an increase in the company’s market share following a successful field trial earlier this year, resulted in an increase in sales volume of 140 percent in the country compared to last year’s third quarter. In overseas markets, the company saw a 92 percent increase in sales volume compared to the third quarter 2006 due to increased sales in Russia, China, the Middle East and South America.
Operating profit for the third quarter of 2007 decreased $1.3 million, or 6 percent, compared to the previous year’s third quarter. While operating profit from Pinnacle increased to record levels, this increase was offset by a reduction in operating profit in the company’s proppant business segment. Despite an increase in sales volume and revenues compared to the same period a year earlier, proppant operating profit declined due to high manufacturing costs during the start-up of the company’s

CARBO Ceramics 2007 Third Quarter and Year-to-Date Earnings Release
October 25, 2007

manufacturing facility in Russia, and increased costs for high strength raw materials imported into the U.S. The impact of these cost increases was partially offset by lower natural gas costs in the company’s domestic manufacturing facilities. Selling, general and administrative expenses for the third quarter of 2007 increased $1.7 million compared to the same period last year due to increases in staffing to support higher sales activity in an expanding global market.
Net income for the third quarter of 2007 increased $0.6 million compared to the third quarter of 2006. While interest income declined $0.3 million compared to last year’s third quarter due to lower cash balances as a result of significant capital spending to add manufacturing capacity, 2007 results benefited from two non-operating items. During the third quarter of 2007, the company recorded a gain of $1.6 million on foreign currency fluctuations associated primarily with a loan outstanding to the company’s Russian subsidiary. Third quarter 2007 results were also aided by a reduction of estimated income tax expense of $0.5 million resulting from the completion and filing of 2006 tax returns.
Technology highlights
Technology highlights for the third quarter included:
•	CARBOECONOPROP® lightweight ceramic proppant was successfully utilized to increase production rates while replacing sand and resin-coated sand in fracture treatments in East Texas. The results of this field trial are expected to be published by the operator at the 2007 SPE Annual Technical Conference and Exhibition in Anaheim in November.

•	Pinnacle successfully installed their first permanent fiber optic distributed temperature sensing (DTS) system in the Rocky Mountains. This new Pinnacle product enhances the company’s established far-field monitoring capabilities by giving the customer continuous real-time information on fluid flow both inside the wellbore and in the near-wellbore region. This information is of benefit during fracturing operations and during subsequent production, and assists in identifying out of zone communication along the wellbore.

•	Pinnacle initiated testing of a new high temperature microseismic monitoring system which will expand the number of reservoirs currently being monitored by allowing fracture mapping operations to be performed in substantially deeper reservoirs than are typically mapped.

•	A long-term microseismic monitoring project was initiated to image active fractures during a CO2 injection process in the U.S. This monitoring will determine the location of the CO2 injection front.
Future outlook
CEO Gary Kolstad commented on the future outlook for the company stating, “Like many industry participants, we are concerned about the continued depressed activity levels in Canada and the recent downturn in the number of rigs actively drilling for natural gas in the U.S. The high levels of natural gas inventory in the U.S. and economic challenges for operators in Canada are likely to result in a difficult operating environment in North America in the fourth quarter and possibly into 2008. This slowdown in activity is coming on the heels of the completion of a second production line at our Toomsboro, Georgia manufacturing facility, and the increased depreciation from this facility may put pressure on earnings in the short term.”
Kolstad further stated, “We will be proactive in working to offset the decreasing industry activity levels in North America. In the near term we will continue to increase the number of field trials we initiate to demonstrate the value of ceramic proppant relative to alternative proppants, add marketing and sales resources to expand the market for our products outside of North America, evaluate opportunities to reduce costs in our proppant production and distribution operations, develop a proppant targeted at the growing market for slick-water fracture treatments, and add technical resources necessary to meet the growing demand for Pinnacle Technologies’ products and services. We remain optimistic about the long-term future of both of our business units based on our beliefs that worldwide energy demand will remain strong, high levels of drilling activity will be necessary to sustain production rates in North America and technology-based solutions will be key to increasing production of oil and gas worldwide.”

CARBO Ceramics 2007 Third Quarter and Year-to-Date Earnings Release
October 25, 2007

As previously announced, a conference call to discuss the company’s third quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call.” International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s leading manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$84,788	$77,410	$246,677	$225,173
Cost of sales	55,318	48,545	158,809	141,552

Gross profit	29,470	28,865	87,868	83,621
Selling, general & administrative	10,089	8,408	29,069	24,674
Start-up costs	204	28	1,171	449

Operating profit	19,177	20,429	57,628	58,498
Interest income, net	72	394	424	1,318
Other, net	1,683	253	2,495	940

Income before income taxes	20,932	21,076	60,547	60,756
Income taxes	6,869	7,624	20,304	21,458

Net income	$14,063	$13,452	$40,243	$39,298

Earnings per share:
Basic	$0.58	$0.55	$1.65	$1.62

Diluted	$0.57	$0.55	$1.64	$1.61

Average shares outstanding:
Basic	24,377	24,294	24,357	24,271

Diluted	24,504	24,403	24,474	24,396

Depreciation and amortization	$6,295	$4,827	$17,562	$14,142

CARBO Ceramics 2007 Third Quarter and Year-to-Date Earnings Release
October 25, 2007

Selected Balance Sheet Information

	Sept. 30, 2007	Dec. 31, 2006
	(in thousands)
Cash, cash equivalents and short-term investments	$7,449	$32,473
Total other current assets	133,409	111,452
Property, plant and equipment, net	271,230	231,748
Intangible and other assets, net	8,330	7,152
Total assets	443,631	404,665
Total current liabilities	36,346	34,246
Deferred income taxes	30,077	27,560
Shareholders’ equity	377,208	342,859
Total liabilities and shareholders’ equity	443,631	404,665
Segment Information

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
	($ In thousands)		($ In thousands)
Proppant
Revenues from external customers	$71,921	$69,290	$212,793	$201,960
Income before income taxes	18,578	19,949	55,583	58,400

Fracture and Reservoir Diagnostics
Revenues from external customers	$12,867	$8,120	$33,884	$23,213
Income before income taxes	2,354	1,127	4,964	2,356